Exhibit 99.1

Dave & Buster’s Announces Promotion of Les Lehner to Chief Development Officer
DALLAS, June 13, 2025 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company") today announced that it has promoted Les Lehner to the position of Chief Development Officer. Mr. Lehner most recently served as Chief Procurement Officer and Head of Main Event Development.
In connection with this promotion, the Company announced that John Mulleady, current Chief Development Officer, will retire effective as of the close of business on October 23, 2025. Effective as of June 30, 2025, Mr. Mulleady will transition to an advisory role at the Company to ensure a smooth transition until the effective date of his retirement. The Company and Mr. Mulleady have further agreed that he will provide consulting services to the Company from the effective date of his retirement until January 31, 2026.
“I want to express my sincere gratitude to John for his nearly 15 years of dedicated service to Dave & Buster’s. During his tenure, he achieved remarkable results, leading the successful construction of over 100 new stores and consistently demonstrating best-in-class development prowess” said Kevin Sheehan, Board Chair and Interim Chief Executive Officer. “While John will undoubtedly be missed when he steps away in 2026, we are fortunate to be transitioning leadership of our development efforts to Les – an exceptionally capable leader within our executive team. Les has been a versatile and highly effective contributor to our organization, overseeing procurement, cost optimization, and Main Event development. I have full confidence that he will excel as our new Chief Development Officer, bringing deep industry knowledge and a proven track record of development expertise to the role. Lastly, we have an existing, well developed pipeline of approximately 40 stores we expect to open over the next three years and look forward to Les leading the Company’s ongoing growth in this area.”
About Les Lehner
Mr. Lehner served as Chief Procurement Officer and Head of Main Event Development since August 2022. Previously he was Executive Vice President, Chief Development and Procurement Officer at Main Event Entertainment from 2018 through July 2022, and Senior Vice President, Chief Development and Procurement Officer at Red Robin Gourmet Burgers, Inc. from 2015 through 2018. Prior to that he was with CEC Entertainment from 2000 through 2015 in various roles including Senior Vice President, Development and Procurement.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 236 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 175 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 61 Main Event branded stores in 22 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
For Investor Relations Inquiries:
Cory Hatton, Head of Entertainment Finance, Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com